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                                                                    EXHIBIT 99.3

                            EXCHANGE AGENT AGREEMENT



                                                            ______________, 2002

Bank One Trust Company, N.A.
One North State Street
9th Floor, Suite IL1-0134
Chicago, IL  60602
Attention:  Exchanges

Ladies and Gentlemen:

         Cingular Wireless LLC (the "Company"), proposes to make an offer (the "Exchange Offer") to exchange $500,000,000 5.625% Senior Notes Due 2006; $750,000,000 6.50% Senior Notes Due 2011; and $750,000,000 7.125% Senior Notes
Due 2031, which have been registered under the Securities Act of 1933, as amended (the "New Notes"), for $500,000,000 5.625% Senior Notes Due 2006; $750,000,000 6.50% Senior Notes Due 2011; and $750,000,000 7.125% Senior Notes
Due 2031, which have not been registered under the Securities Act of 1933, as amended (the "Old Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated , 2002 (the "Prospectus"), proposed to be distributed to all record holders of the Old Notes. The Old Notes and the New Notes are collectively referred to herein as the "Notes".

         The Company hereby appoints Bank One Trust Company, N.A. to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to Bank One Trust Company, N.A. The Exchange Offer is expected to be commenced by the Company on or about
         , 2002. The Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program ("ATOP") of The Depository Trust Company ("DTC")) is to be used by the holders of the Old Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Notes tendered in connection therewith.

         The Exchange Offer shall commence as soon as practicable after the Company's Registration Statement on Form S-4 relating to the Exchange Offer is declared effective under the Securities Act of 1933, as amended, as certified in writing to Exchange Agent by the Issuer (the "Effective Time") and shall expire
at 5:00 p.m., New York City time, on       , 2002 or on such subsequent date or
time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before 5:00 p.m., New York City time, on the previously scheduled Expiration Date. If the Exchange Offer is extended, then the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

         The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption ("The Exchange Offer -- Conditions to the Exchange Offer"). The Company will give oral (promptly confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable. In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

                  1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

                  2. As soon as practicable after your receipt of certification from the Company as to the Effective Time, you will mail to each Holder (as defined in the Indenture), and to each DTC participant identified by DTC as a holder of Old Notes (i) a Letter of Transmittal with instructions, substantially in the form




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     attached hereto as Exhibit A (the "Letter of Transmittal"), (ii) a
     Prospectus (Exhibit A) and (iii) a Notice of Guaranteed Delivery substantially in the form attached hereto as Exhibit B (the "Notice of Guaranteed Delivery") all in accordance with the procedures described in the Prospectus. The Company shall supply you with sufficient copies of the Prospectus, Letter of Transmittal and Notice of Guaranteed Delivery to enable you to perform its duties hereunder.

                  3. You will establish a book-entry account with respect to the Old Notes at DTC to facilitate book-entry tenders of the Old Notes through DTC's ATOP for the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in DTC's systems may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into your account in accordance with DTC's procedure for such transfer.

               4. From and after the Effective Time, you are hereby authorized and directed to accept and to examine each of the Letters of Transmittal and certificates for Old Notes (or confirmation of book-entry transfer into your account at DTC) and any other documents delivered or mailed to you by or for holders of the Old Notes to ascertain whether: (i) the Letters of Transmittal (or that the instructions from DTC (the "DTC Transmissions") contain the proper information required to be set forth therein) and any such other documents (including the Notice of Guaranteed Delivery) are duly executed and properly completed in accordance with instructions set forth therein; and (ii) the Old Notes have otherwise been properly tendered in accordance with the Prospectus and the Letters of Transmittal (or that book-entry confirmations are in due and proper form and contain the information required to be set forth therein). In each case where the Letter of Transmittal or any other document has been improperly completed or executed (or any DTC Transmission is not in due and proper form or omits required information) or any of the certificates for Old Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the Holders of the need for fulfillment of all requirements. If such condition is not promptly remedied by the Holder, you shall report such condition to the Company and await its direction. All questions as to the validity, form, eligibility (including timeliness of receipt), acceptance and withdrawal of any Old Notes tendered or delivered shall be determined by the Company, in its sole discretion. Notwithstanding the above, you shall not be under any duty to give notification of defects in such tenders and shall not incur any liability for failure to give such notification unless such failure constitutes gross negligence or willful misconduct.

                  5. You are authorized to request from any person tendering Old Notes to provide you with such additional documents as you or the Company deems appropriate. You are hereby authorized and directed to process withdrawals of tenders to the extent withdrawal thereof is authorized by the Exchange Offer.

                  6. The Company reserves the absolute right (i) to reject any or all tenders of any particular Old Note determined by the Company not to be in proper form or the acceptance or exchange of which may, in the opinion of Company's counsel, be unlawful and (ii) to waive any of the conditions of the Exchange Offer or any defects, irregularities or conditions to the tender of any particular Old Note, and the Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and Notice of Guaranteed Delivery and the instructions set forth therein) will be final and binding.

                  7. With the approval of the Chief Executive Officer, Chief Financial Officer, Treasurer, any Vice President or Assistant Treasurer of the Company (such approval, if given orally, to be promptly confirmed in writing) or any other party designated in writing by such an officer (each an "Authorized Officer"), you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.

                  8. Tenders of Old Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer -- Procedures for Tendering", and Old Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

         Notwithstanding the provisions of this Section 8, Old Notes which an Authorized Officer shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).


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                  9.       You shall advise the Company with respect to any Old
     Notes received subsequent to the Expiration Date and accept the Company's written instructions with respect to disposition of such Old Notes.

                  10. You shall ensure that each Letter of Transmittal and the related Old Notes or a bond power are duly executed (with signatures guaranteed where required) by the appropriate parties in accordance with the terms of the Exchange Offer.

                  11.      You shall accept tenders:

                                    (a) in cases where the Old Notes are
     registered in two or more names, only if signed by all named holders;

                                    (b) in cases where the signing person (as
     indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity, only when proper evidence of his or her authority so to act is submitted; and

                                    (c) from persons other than the registered
     holder of Old Notes, provided that customary transfer requirements, including any applicable requirements for certifications, legal opinions or other information, and payment of any applicable transfer taxes, are fulfilled.

         You shall accept partial tenders of Old Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Notes to the registrar for split-up and return any untendered Old Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

                  12. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Notes properly tendered and you, on behalf of the Company, will exchange such Old Notes for New Notes and cause such Old Notes to be cancelled and delivered to the Company. Delivery of New Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of the corresponding series of Old Notes tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Old Notes by the Company; provided, however, that in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Notes (or confirmation of book-entry transfer into your account at DTC), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and, if applicable, a Notice of Guaranteed Delivery, and any other required documents. You shall issue New Notes only in denominations of $1,000 or any integral multiple thereof.

                  13. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event a tendering Holder decides to withdraw that tender of Old Notes, you shall, after proper notification of such withdrawal, return such Old Notes to, or in accordance with the instructions of, such Holder via first-class U.S. mail without cost to Holder as soon as practicable after withdrawal, and such Old Notes shall no longer be considered properly tendered. Any withdrawn Old Notes may be tendered by again following the procedures therefor described in the Prospectus at any time on or prior to the Expiration Date.

                  14. The Company shall not be required to exchange any Old Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Old Notes tendered shall be given (if given orally, to be promptly confirmed in writing) by the Company to you.

                  15. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the


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     Prospectus under the captions "The Exchange Offer -- Terms of the Exchange
     Offer" or "The Exchange Offer -- Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

                  16. All certificates for reissued Old Notes, unaccepted Old Notes or for New Notes shall be forwarded by first-class U.S. mail.

                  17. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

                  18.      As Exchange Agent hereunder you:

                                    (a) shall not be liable for any action or
     omission to act unless the same constitutes your own gross negligence, willful misconduct or bad faith, and in no event shall you or the Company be liable to a noteholder, the Company or you, as the case may be, or any third party for special, indirect or consequential damages, or lost profits, arising in connection with this Agreement;

                                    (b) shall have no duties or obligations
     other than those specifically set forth in this Agreement or as may be subsequently agreed to in writing between you and the Company;

                                    (c) will be regarded as making no
     representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

                                    (d) shall not be obligated to take any legal
     action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity satisfactory to you;

                                    (e) may conclusively rely on and shall be
     protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed or presented by the proper person or persons;

                                    (f) may act upon any tender, statement,
     request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall reasonably believe to be genuine or to have been signed or presented by the proper person or persons;

                                    (g) may conclusively rely on and shall be
     protected in acting upon written or oral instructions from any authorized officer of the Company or from Company's counsel;

                                    (h) may consult with counsel of your
     selection with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

                                    (i) shall not make any recommendation as to
     whether a Holder of Old Notes should or should not tender its Old Notes and shall not solicit any Holder for the purpose of causing such Holder to tender its Old Notes.

                  19. You shall take such action as may from time to time be requested by the Company (and such other action as you may deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time


                                      - 4 -

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     to time by the Company, to all persons requesting such documents and to accept and comply with telephone, mail or facsimile requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents on your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Cynthia R. Irons, Assistant Treasurer. You shall not offer any concessions or pay any commissions or solicitation fees to any brokers, dealers, banks or other persons or engage any persons to solicit tenders.

                  20. You shall advise by electronic communication or facsimile transmission to Cynthia R. Irons (at facsimile number 404-236-6205), and such other person or persons as the Company may reasonably request, weekly (and more frequently during the week immediately preceding the Expiration Date if requested) up to and including the Expiration Date, as to the principal amount of Old Notes which have been duly tendered since the previous report and the aggregate amount tendered since the Effective Date pursuant to the Exchange Offer until the Expiration Date. Such notice shall be delivered in substantially the form attached hereto as Exhibit C. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons as the Company may request upon oral request (promptly confirmed in writing) made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. Within 5 days after the Expiration Date, you shall furnish to the Company a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Notes tendered, the aggregate principal amount of Old Notes accepted and deliver said list to the Company.

                  21. Each Letter of Transmittal, Old Note and any other documents received by you in connection with the Exchange Offer shall be stamped by you to show the date of receipt (or if Old Notes are tendered by book-entry delivery, such form of record keeping of receipt as is customary for tenders through ATOP) and, if defective, the date and time the last defect was cured or waived by the Issuer. You shall cancel certificated Old Notes. You shall retain all Old Notes and Letters of Transmittal and other related documents or correspondence received by Exchange Agent until the Expiration Date. You shall return all such material to Issuer as soon as practicable after the Expiration Date.

          You are authorized and directed to cancel all Old Notes received by you upon delivering the New Notes to tendering holders of the Old Notes as provided herein. You shall maintain a record as to which Old Notes have been exchanged pursuant to Section 12 hereof.

                  22. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto. The provisions of this Section 22 shall survive the termination of this Agreement.

                  23. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal, attached hereto as Exhibit A, and the Notice of Guaranteed Delivery, attached hereto as Exhibit B. Any discrepancies or questions regarding any Letter of Transmittal, Old Note, notice of withdrawal or any other documents received by you in connection with the Exchange Offer shall be referred to the Company and you shall have no further duty with respect to such matter; provided that you shall cooperate with the Company in attempting to resolve such discrepancies or questions.

                  24. The Company covenants and agrees to fully indemnify and hold you, your directors, officers, employees and agents (the "Indemnified Persons") harmless against any and all losses, damages, liabilities, costs or expenses, including attorneys' fees and expenses, incurred without gross negligence or willful misconduct on your part, arising out of or in connection with any act, omission, delay or refusal made by the Indemnified Persons in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Notes reasonably believed by the Indemnified Persons to be authorized, and in reasonably delaying or refusing to accept any tenders or effect any transfer of Old Notes. In


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     each case, the Company shall be notified by you, by letter or facsimile transmission, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit, and so long as you have not determined, in your reasonable judgment after consultation with independent counsel, that a conflict of interest exists between you and the Company. The provisions of this Section 24 shall survive the termination of this Agreement.

                  25. You shall comply with all requirements under the tax laws of the United States imposed with respect to the activities performed by you pursuant to this Agreement, including filing with the Internal Revenue Service and Holders Form 1099 reports regarding principal and interest payments on Notes, compliance with backup withholding and record retention which you have made in connection with the Exchange Offer, if any. Any questions with respect to any tax matters relating to the Exchange Offer shall be referred to the Company, and you shall have no duty with respect to such matter; provided that you shall cooperate with Issuer in attempting to resolve such questions.

                  26. You shall notify the Company in a timely manner regarding any transfer taxes that are payable in respect of the exchange of Old Notes of which you became aware.

                  27. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

                  28. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

                  29. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  30. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

                  31. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

                           If to the Company:

                           Cingular Wireless LLC
                           5565 Glenridge Connector
                           Atlanta, Georgia 30342
                           Telephone:  404-236-6202
                           Facsimile:  404-236-6205
                           Attention:  Cynthia R. Irons, Assistant Treasurer

                           If to the Exchange Agent:


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                           Bank One Trust Company, N.A.
                           One North State Street
                           9th Floor, Suite IL1-0134
                           Chicago, IL  60602
                           Attention:  Exchanges
                           Telephone:  (800) 524-9472
                           Facsimile:  (312) 407-8853
                           Attention:  Exchanges

     or to such address as either party shall provide by notice to the other party.

                  32. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 22 and 24 shall survive the termination of this Agreement until the expiration of the applicable statute of limitations. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Notes, funds or property then held by you as Exchange Agent under this Agreement.

                  33. This Agreement shall be binding and effective as of the date hereof.

                  34. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regards to conflicts of law principles thereof.

                  35. You may resign from your duties under this Agreement by giving to the Company thirty (30) days' prior written notice. If you resign or become incapable of acting as Exchange Agent and the Company fails to appoint a new exchange agent within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by you, the Company shall appoint a successor exchange agent or assume all of the duties and responsibilities of Exchange Agent. Any successor exchange agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Exchange Agent without any further act or deed; but you shall deliver and transfer to the successor exchange agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose.

                  36. Neither party may transfer or assign its rights or responsibilities under this Agreement without the written consent of the other party hereto; provided, however, that you may transfer and assign your rights and responsibilities hereunder to any of your affiliates otherwise eligible to act as Exchange Agent and, upon forty-five (45) days' prior written notice to you, the Company may transfer and assign its rights and responsibilities hereunder to any successor by merger, any purchaser of all of the common stock of the Company, or any purchaser of all or substantially all of the Company's assets. This Agreement may be amended only in writing signed by both parties. Any Notes which remain undistributed after the Expiration Date shall be cancelled and delivered to the Company upon demand, and any Old Notes which are tendered thereafter shall be returned by you to the tendering party.

         Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                   Cingular Wireless LLC

                                   By: Cingular Wireless Corporation, as Manager

                                   By:
                                      ------------------------------------------
                                      Name:  Cynthia R. Irons
                                      Title: Assistant Treasurer


Accepted as of the date first above written:


Bank One Trust Company, N.A.,
as Exchange Agent


By:
   ----------------------------------
   Name:
   Title:


                                      - 7 -
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EXHIBIT A

                      PROSPECTUS AND LETTER OF TRANSMITTAL


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EXHIBIT B

                         NOTICE OF GUARANTEED DELIVERY


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EXHIBIT C

                                                        Date:__________________


CINGULAR WIRELESS LLC
BY FAX:  404-236-6205

                       Re: Notice of Tenders

With respect to Section 20 of the Exchange Agent Agreement, dated as of , 2002, we confirm the following information as of the date hereof:

       1.  Principal amount of Old Notes tendered during the past week:

                  $______________ 5.625% Senior Notes Due 2006
                  $______________ 6.50% Senior Notes Due 2011
                  $______________ 7.125% Senior Notes Due 2031

       2. Principal amount of Old Notes referred to in paragraph 1 above regarding which Exchange Agent questions validity of the tender:

                  $______________ 5.625% Senior Notes Due 2006
                  $______________ 6.50% Senior Notes Due 2011
                  $______________ 7.125% Senior Notes Due 2031

       3. Aggregate principal amount of Old Notes tendered since the Exchange Offer began as to which Exchange Agent questions the validity of the tender:

                  $______________ 5.625% Senior Notes Due 2006
                  $______________ 6.50% Senior Notes Due 2011
                  $______________ 7.125% Senior Notes Due 2031

       4. Principal amount of Old Notes remaining unpresented [based on $2,000,000,000 aggregate principal amount of Old Notes]:

                  $______________ 5.625% Senior Notes Due 2006
                  $______________ 6.50% Senior Notes Due 2011
                  $______________ 7.125% Senior Notes Due 2031

       5. Total aggregate principal amount of Old Notes validly tendered since the Exchange Offer began:

                  $______________ 5.625% Senior Notes Due 2006
                  $______________ 6.50% Senior Notes Due 2011
                  $______________ 7.125% Senior Notes Due 2031

                                           Bank One Trust Company, N.A.,
                                           as Exchange Agent


                                           By:
                                              ---------------------------------
                                              Name:
                                              Title:

                                   SCHEDULE I

                         COMPENSATION OF EXCHANGE AGENT

$5,000 plus out-of-pocket expenses, including, without limitation, legal fees and expenses.